August 23, 2016


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President - General Counsel & Corporate Affairs Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Jinho Joo, Senior Corporate Counsel
Cheryl Brice, Assistant Secretary and Legal Specialist


Sincerely,


/s/ Manjit Singh
Name:  Manjit Singh
Title:    SVP - Chief Information Officer







The Clorox Company
P.O. Box 24305
Oakland, CA
94623-1305

(510) 271-7000
FAX: (510) 868-6400